Filed Pursuant to Rule 433

Registration No. 333-269690

FINAL TERM SHEET

Philip Morris International Inc.

Dated April 27, 2023

4.875% Notes due 2026

4.875% Notes due 2028

5.125% Notes due 2030

5.375% Notes due 2033

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	4.875% Notes due 2026 (the “2026 Notes”) 4.875% Notes due 2028 (the “2028 Notes”) 5.125% Notes due 2030 (the “2030 Notes”) 5.375% Notes due 2033 (the “2033 Notes”)
Aggregate Principal Amount:

2026 Notes: $450,000,000

2028 Notes: $550,000,000

2030 Notes: $700,000,000

2033 Notes: $750,000,000

The 2026 Notes constitute a further issuance of, and will be consolidated and form a single series with, the $1,250,000,000 aggregate principal amount of 4.875% Notes due 2026 issued by the Company on February 15, 2023.

The 2028 Notes constitute a further issuance of, and will be consolidated and form a single series with, the $1,000,000,000 aggregate principal amount of 4.875% Notes due 2028 issued by the Company on February 15, 2023.

The 2030 Notes constitute a further issuance of, and will be consolidated and form a single series with, the $1,500,000,000 aggregate principal amount of 5.125% Notes due 2030 issued by the Company on February 15, 2023.

The 2033 Notes constitute a further issuance of, and will be consolidated and form a single series with, the $1,500,000,000 aggregate principal amount of 5.375% Notes due 2033 issued by the Company on February 15, 2023.

Maturity Date:	2026 Notes: February 13, 2026 2028 Notes: February 15, 2028 2030 Notes: February 15, 2030 2033 Notes: February 15, 2033
Coupon:	2026 Notes: 4.875% 2028 Notes: 4.875% 2030 Notes: 5.125% 2033 Notes: 5.375%
Interest Payment Dates:

2026 Notes: Semi-annually on each February 13 and August 13, commencing August 13, 2023

2028 Notes: Semi-annually on each February 15 and August 15, commencing August 15, 2023

2030 Notes: Semi-annually on each February 15 and August 15, commencing August 15, 2023

2033 Notes: Semi-annually on each February 15 and August 15, commencing August 15, 2023

Record Dates:	2026 Notes: February 1 and August 1 2028 Notes: February 1 and August 1 2030 Notes: February 1 and August 1 2033 Notes: February 1 and August 1
Price to Public:

2026 Notes: 100.378% of principal amount, plus accrued interest from February 15, 2023 to the Settlement Date

2028 Notes: 100.509% of principal amount, plus accrued interest from February 15, 2023 to the Settlement Date

2030 Notes: 100.566% of principal amount, plus accrued interest from February 15, 2023 to the Settlement Date

2033 Notes: 101.480% of principal amount, plus accrued interest from February 15, 2023 to the Settlement Date

Underwriting Discount:	2026 Notes: 0.20% of principal amount 2028 Notes: 0.30% of principal amount 2030 Notes: 0.35% of principal amount 2033 Notes: 0.45% of principal amount
Net Proceeds:

2026 Notes: $455,432,250, including $4,631,250.00 of accrued interest (before expenses)

2028 Notes: $556,809,916.67, including $5,660,416.67 of accrued interest (before expenses)

2030 Notes: $709,085,611.11, including $7,573,611.11 of accrued interest (before expenses)

2033 Notes: $766,235,416.67, including $8,510,416.67 of accrued interest (before expenses)

Benchmark Treasury:	2026 Notes: 3.75% due April 15, 2026 2028 Notes: 3.625% due March 31, 2028 2030 Notes: 3.625% due March 31, 2030 2033 Notes: 3.50% due February 15, 2033
Benchmark Treasury Price/Yield:	2026 Notes: 99-25 ¼ / 3.826% 2028 Notes: 100-03 ¼ / 3.602% 2030 Notes: 100-10 / 3.573% 2033 Notes: 99-25 / 3.526%
Spread to Benchmark Treasury:	2026 Notes: +90 basis points 2028 Notes: +115 basis points 2030 Notes: +145 basis points 2033 Notes: +165 basis points
Yield to Worst:	2026 Notes: 4.726% 2028 Notes: 4.752% 2030 Notes: 5.023% 2033 Notes: 5.176%

Optional Redemption:

2026 Notes:

Make-whole redemption at Treasury plus 15 bps at any time

2028 Notes:

Prior to January 15, 2028: Make-whole redemption at Treasury plus 20 bps

On or after January 15, 2028: Redemption at par

2030 Notes:

Prior to December 15, 2029: Make-whole redemption at Treasury plus 25 bps

On or after December 15, 2029: Redemption at par

2033 Notes:

Prior to November 15, 2032: Make-whole redemption at Treasury plus 30 bps

On or after November 15, 2032: Redemption at par

Settlement Date (T+2):	May 1, 2023

CUSIP/ISIN:	2026 Notes:	CUSIP Number: 718172 CY3
ISIN Number: US718172CY31
	2028 Notes:	CUSIP Number: 718172 CZ0
ISIN Number: US718172CZ06
	2030 Notes:	CUSIP Number: 718172 DA4
ISIN Number: US718172DA46
	2033 Notes:	CUSIP Number: 718172 DB2
ISIN Number: US718172DB29

Listing:	None
Joint Book-Running Managers:	BBVA Securities Inc. Goldman Sachs & Co. LLC Wells Fargo Securities, LLC Commerz Markets LLC Santander US Capital Markets LLC
Senior Co-Managers:	Mizuho Securities USA LLC SMBC Nikko Securities America, Inc.
Co-Managers:	Bank of China (Europe) S.A. Intesa Sanpaolo S.p.A UBS Securities LLC

Allocations:	2026 Notes	2028 Notes	2030 Notes	2033 Notes
BBVA Securities Inc.	$63,000,000	$77,000,000	$98,000,000	$105,000,000
Goldman Sachs & Co. LLC	$63,000,000	$77,000,000	$98,000,000	$105,000,000
Wells Fargo Securities, LLC	$63,000,000	$77,000,000	$98,000,000	$105,000,000
Commerz Markets LLC	$63,000,000	$77,000,000	$98,000,000	$105,000,000
Santander US Capital Markets LLC	$63,000,000	$77,000,000	$98,000,000	$105,000,000
Mizuho Securities USA LLC	$40,500,000	$49,500,000	$63,000,000	$67,500,000
SMBC Nikko Securities America, Inc.	$40,500,000	$49,500,000	$63,000,000	$67,500,000
Bank of China (Europe) S.A.	$18,000,000	$22,000,000	$28,000,000	$30,000,000
Intesa Sanpaolo S.p.A.	$18,000,000	$22,000,000	$28,000,000	$30,000,000
UBS Securities LLC	$18,000,000	$22,000,000	$28,000,000	$30,000,000
Total	$450,000,000	$550,000,000	$700,000,000	$750,000,000

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at 1-800-422-8692, Goldman Sachs & Co. LLC toll free at 1-866-471-2526 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.